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                                                                  Exhibit 10.2


Memo

         To:               John H. Wert, Jr.

         From:             George B. Lemmon, Jr.

         Date:             May 12, 1999

         Re:               Work Arrangements

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         I understand, from recent conversations that you and I have had over the last several months, that you are going to submit your resignation at the next Board meeting, June 1, 1999. Your last day in the office will be June 16, but you will continue to be paid as an employee as set forth below.

         We have agreed that Owosso will continue all aspects of your employment from June 25, 1999 until December 31, 1999 or until you begin new employment, which ever is the shorter period of time; we will define this as the "Covered Period." With regard to the Covered Period:

o Salary payments at your current rate under the payment policy of the corporate office will continue.

o        You will receive full benefits - medical, pension, life insurance, etc.
         If you are not with Owosso at calendar year end, Owosso will make up to you, on an after-tax basis, the 3% contribution to the 401(k), based on total dollars paid to you through the end of the Covered Period. If we are restricted legally or contractually from providing any benefit, we will pay you the cost of that benefit or otherwise make it up to you. Owosso will continue to indemnify you and extend its D&O coverage to you for your services as an officer or director of Owosso and its subsidiaries, and such coverage will extend beyond the Covered Period.

o Owosso will pay for the services of any executive placement firm for the Covered Period, not to exceed $15,000.
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o        You will continue use of your leased vehicle, and Owosso will continue to pay for insurance and maintenance. At the end of the Covered Period, you will take over the lease from Owosso, and you will be responsible for insurance, maintenance, and gas for the vehicle at that point.

o All options will vest at the end of the Covered Period. For purposes of determining the date of your termination for exercise of the options, the date will be the last day of the Covered Period, irrespective of whether the options would expire sooner.

o In lieu of a bonus, you would be paid $11,556.60 on June 24, 1999 representing a pro rated bonus for the current fiscal year. No bonus will be paid on account of the Covered Period.

o You will use your accrued vacation and personal days as described above, but will not accrue any more during the Covered Period.

o        You will retain the use of your computer during the Covered Period.

o For purposes of COBRA continuation coverage, your last day of Company-paid health insurance will be the last day of the Covered Period.

o The foregoing is conditioned on the execution and observance of the Confidentiality Agreement and Release attached hereto.



                                   /s/ George B. Lemmon, Jr.
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                                   George B. Lemmon, Jr.
                                   President and Chief Executive Officer

                                   Agreed to:



                                   /s/ John H. Wert, Jr.
                                   ----------------------------------------
                                   John H. Wert, Jr.